Exhibit 12(a)(1)

SOX CODE OF ETHICS

(Principal Executive Officer/President and Principal Financial Officer/Treasurer)

I.	Purpose of the Code/Covered Officers

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission (“SEC”) has adopted rules requiring annual disclosure of an investment company’s code of ethics applicable to its principal executive, principal financial and principal accounting officers. The Funds have adopted this Code of Ethics (the “Code”) pursuant to these rules. The Code applies to the series (each a “Fund”). The Code specifically applies to each Fund’s President/Principal Executive Officer and Treasurer/Principal Financial Officer (“Covered Officers”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submits to, the SEC and in other public communications made by the Funds;

•	compliance with applicable laws, rules and regulations;

•	an environment that encourages disclosure of ethical and compliance related concerns;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code without fear or reprisal; and

•	accountability for adherence to the Code.

The Covered Officers are integral to the Funds’ goal of creating a culture of high ethical standards and commitment to compliance. In their roles, the Covered Officers will refrain from engaging in any activity that may compromise their professional ethics or otherwise prejudice their ability to carry out their duties to the Funds.’ They will act in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

II.	Actual and Apparent Conflicts of Interest

Overview: A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper benefits as a result of his or her position with the Funds.

Certain conflicts of interest arise out of the relationship between Covered Officers and each Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the “1940 Act”) and the Investment Advisers Act of 1940 (the “Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” of the Funds. Each Fund’s Adviser and subadviser (the “adviser(s)”) have adopted and implemented respective compliance programs and procedures that are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. Each Covered Officer should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest and should encourage his or her colleagues who provide service to the Funds, whether directly or indirectly, to do the same.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between each Fund and the investment adviser (and distributor to the Aberdeen open-end funds) of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or the investment adviser or for both), be involved in establishing policies and implementing decisions that will have different effects on the investment adviser, distributor and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of each Fund. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds’ Board that the Covered Officers may also be officers or employees of the Funds.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds. A defining question is, “What is the long term interest of current shareholders?” The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive.

Each Covered Officer must:

•

not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would directly or indirectly benefit personally to the detriment of the Funds;

•	not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds;

•

not use material non-public knowledge of Fund transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

•	report at least annually affiliations or other relationships related to conflicts of interest covered by the Funds’ Directors and Officers Questionnaire.

Any activity or relationship that would present a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer’s family engages in such activity or has such a relationship. There are some conflict of interest situations that should always be discussed with the Compliance Officer prior to their occurrence, or if foreseen, as soon as reasonably possible after discovery. Examples of these include:

•	service on the board of any public company;

•	any outside business activity that detracts from the ability of a Covered Officer to devote appropriate time and attention to his or her responsibilities as a Covered Officer of the Funds;

•	the receipt of any non-nominal gifts in excess of $100.00;

•

the receipt of any entertainment from any company with which the Funds has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•

any ownership interest in, or any consulting or employment relationship with any of the Funds’ service providers, other than its investment adviser, investment sub-adviser, principal underwriter, administrator or any affiliated person thereof;

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting Fund transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III. Definitions

(A) “Covered Officer” with respect to a Fund means the principal executive officer of the Fund and senior financial officers of the Fund, including the principal financial officer, controller or principal accounting officer, or persons performing similar functions, regardless of whether these persons are employed by the Fund or a third party.

(B) “Executive Officer” of a Fund has the same meaning as set forth in Rule 3b-7 under the Securities Exchange Act of 1934, as amended. Subject to any changes in that rule, the term “executive officer,” when used in the Code, means the president, any vice president, any officer who performs a policy making function, or any other person who performs similar policy making functions for a Fund.

(C) “Waiver” means the approval by a Fund’s CCO of a material departure from a provision of the Code. “Waiver” includes an “Implicit Waiver,” which is a Fund’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to an Executive Officer of the Fund.

IV. Disclosure and Compliance

Each Covered Officer:

•	should familiarize himself with the disclosure requirements generally applicable to the Funds;

•

should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including the Funds’ Board and auditors, and to governmental regulators and self-regulatory organizations;

•

should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and the Advisers with the goal of promoting comprehensive, fair, accurate, timely and understandable disclosure in reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds;

•	should cooperate with the each Fund’s independent accountants, regulatory agencies, and internal auditors in their review of the Funds and its operations;

•

should ensure the establishment of appropriate policies and procedures for the protection and retention of accounting records and information as required by applicable law, regulation, or regulatory guidelines and establish and administer financial controls that are appropriate to ensure the integrity of the financial reporting process and the availability of timely, relevant information for the Funds’ safe and sound operation; and

•	has the responsibility to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

V. Reporting and Accountability

Each Covered Officer must:

•	upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing that he has received, read, and understands this Code;

•	annually thereafter affirm that he has complied with the requirements of this Code;

•	not retaliate against any other Covered Officer or any employee of the Adviser, or their affiliated persons, for reports of potential violations that are made in good faith; and

•

notify the Funds’ CCO promptly if he or she knows or suspects that a violation of applicable laws, regulations, or of this Code has occurred, is occurring, or is about to occur. Failure to do so is itself a violation of this Code.

See Appendix A for the Aberdeen open-end funds PEO/PFO certification and Appendix B for the Aberdeen closed-end funds PEO/PFO certification.

The Funds’ CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or Waivers sought by the President will be considered by the Funds’ Audit Committee.

The Funds will follow these procedures in investigating and enforcing this Code.

The Funds’ Compliance Officer will take all appropriate action to investigate any potential violations reported to him/her.

•

If, after such investigation, the Compliance Officer believes that no violation has occurred, he or she is not required to take any further action. The Compliance Officer is authorized to consult, as appropriate, with the chair of the Audit Committee and Counsel to the Independent Board, and is encouraged to do so after consultation with each Fund’s President when, in the Compliance Officer’s opinion such consultation will not increase the risk to shareholders.

•	Any matter that the Compliance Officer believes is a violation will be reported to the Audit Committee (the “Committee”).

•

If the Committee concurs that a violation has occurred, it will inform and make a recommendation to the full Board, which will consider appropriate action, which may include review of and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Adviser or its Board; or a recommendation to dismiss the Covered Officer.

•	Each Fund’s Board will be responsible for granting Waivers, as appropriate.

•	Any changes to or Waivers of this Code will, to the extent required, be disclosed as provided by the SEC rules.

VI. Sanctions

The matters covered in the Code are of the utmost importance to the Funds and their stockholders and are essential to each Fund’s ability to conduct its business in accordance with its stated values. Each Covered Officer and each Executive Officer is expected to adhere to these rules (to the extent applicable) in carrying out his or her duties for the Funds. The conduct of each Covered Officer and each Executive Officer can reinforce an ethical atmosphere and positively influence the conduct of all officers, employees and agents of the Funds. A Fund will, if appropriate, take action against any Covered Officer whose actions are found to violate the Code. Appropriate sanctions for violations of the Code will depend on the materiality of the violation to the Fund.

Sanctions may include, among other things, a requirement that the violator undergo training related to the violation, a letter or sanction or written censure by the Board, the imposition of a monetary penalty, suspension of the violator as an officer of a Fund or termination of the employment of the violator. If a Fund has suffered a loss because of violations of the Code, the Fund may pursue remedies against the individuals or entities responsible.

VII. Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for the purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities if the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds’ and Adviser’s code of ethics under Rule 17j-1 under the Investment Company Act of 1940 are not part of this Code.

VIII. Amendments

Any amendments to this Code must be approved or ratified by a majority vote of the each Fund’s Board, including a majority of Independent Board members.

IX. Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its Counsel.

X. Internal Use

This Code is intended solely for internal use by the Funds and does not constitute an admission, by or on behalf of the Funds, as to any fact, circumstance, or legal conclusion. This Code is a statement of certain fundamental principles, policies, and procedures that govern the Covered Officers in the conduct of each Fund’s business. It is not intended and does not create any rights in any employee, investor, supplier, creditor, shareholder or any other person.

Appendix A

CODE OF ETHICS

PURSUANT TO THE SARBANES-OXLEY ACT OF 2002

Initial and Annual Certification of Compliance

Name (please print)

This is to certify that I have received a copy of the Code of Ethics Pursuant to the Sarbanes-Oxley Act of 2002 (“Code”) for the following Funds:

Aberdeen Asia-Pacific Smaller Companies Fund	Aberdeen Tax-Free Income Fund
Aberdeen China Opportunities Fund	Aberdeen U.S. Equity Fund
Aberdeen Emerging Markets Fund	Aberdeen U.S. Equity II Fund
Aberdeen Global Financial Services Fund	Aberdeen Core Plus Income Fund
Aberdeen Equity Long Short Fund	Aberdeen International Equity Fund
Aberdeen Global Equity Fund	Aberdeen Small Cap Fund
Aberdeen Core Fixed Income Fund	Aberdeen Emerging Markets Institutional Fund
Aberdeen International Equity Institutional Fund	Aberdeen Optimal Allocations Fund: Specialty
Aberdeen Global Natural Resources Fund	Aberdeen Optimal Allocations Fund: Defensive
Aberdeen Global Fixed Income Fund	Aberdeen Optimal Allocations Fund: Growth
Aberdeen Global Small Cap Fund	Aberdeen Optimal Allocations Fund: Moderate
Aberdeen Asia Bond Institutional Fund	Aberdeen Optimal Allocations Fund: Moderate Growth
Aberdeen Asia-Pacific (Ex-Japan) Equity Institutional Fund	Aberdeen Emerging Markets Debt Local Currency Fund
Aberdeen Global High Yield Bond Fund	Aberdeen Ultra-Short Duration Bond Fund

I have read and understand the Code. Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of this Code of which I become aware. I understand that violation of the Code will be grounds for disciplinary action or dismissal.

Check one:

Initial

☐     I further certify that I am subject to the Code and will comply with each of the Code’s provisions to which I am subject.

Annual

☐      I further certify that I have complied with and will continue to comply with each of the provisions of the Code to which I am subject.

Signature
Date

Received by:
Name: Title

Date:

Appendix B

CODE OF ETHICS

PURSUANT TO THE SARBANES-OXLEY ACT OF 2002

Initial and Annual Certification of Compliance

Name (please print)

This is to certify that I have received a copy of the Code of Ethics Pursuant to the Sarbanes-Oxley Act of 2002 (“Code”) for the following Funds:

Aberdeen Asia-Pacific Income Fund, Inc.

Aberdeen Australia Equity Fund

Aberdeen Global Income Fund, Inc.

Aberdeen Israel Fund, Inc.

Aberdeen Latin America Equity Fund, Inc.

Aberdeen Indonesia Fund, Inc.

Aberdeen Chile Fund, Inc.

Aberdeen Emerging Markets Telecommunications and Infrastructure Fund, Inc.

I have read and understand the Code. Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of this Code of which I become aware. I understand that violation of the Code will be grounds for disciplinary action or dismissal.

Check one:

Initial

☐     I further certify that I am subject to the Code and will comply with each of the Code’s provisions to which I am subject.

Annual

☐      I further certify that I have complied with and will continue to comply with each of the provisions of the Code to which I am subject.

Signature
Date

Received by:
Name: Title:
Date:

Exhibit A

PROXY VOTING POLICY

I. Generally

Rules adopted by the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”) require the Funds to disclose publicly its proxy voting policies and procedures, as well as its actual proxy votes. The SEC rules also permit the Funds to delegate its proxy voting responsibilities to the Funds’ Investment Manager, Investment Adviser, and Subadvisers (collectively “the Advisers”). In connection with this ability to delegate proxy voting responsibilities, the SEC has adopted rules under the Investment Advisers Act of 1940, as amended, that require the Advisers to adopt and implement written proxy voting policies and procedures that are reasonably designed to ensure that it votes proxies on behalf of its clients, when given such authority, in the best interests of those clients.

Consistent with the SEC’s requirements, the Funds have delegated responsibility for voting its proxy to the Funds’ Investment Manager, Investment Adviser and Subadvisers. The Advisers have adopted proxy voting policies and procedures to ensure the proper, and timely, voting of the proxies on behalf of the Funds. Moreover, the Advisers will assist the Funds in the preparation of each Fund’s complete proxy voting record on Form N-PX for the twelve-month period ended June 30, by no later than August 31 of each year.

II. Procedures

Each Fund shall ensure that its investment manager, investment adviser and subadvisers are compliant with applicable rules and regulations. These rules and regulations require, in part, that each Fund disclose how it votes each proxy. The rules and regulations also require that the Advisers disclose that they have (1) adopted and implemented proxy voting policies; and (2) adopted procedures regarding how each portfolio security is voted in relation to each Fund. The Adviser must disclose that the procedures are the following:

1.	are written;

2.	are reasonably designed to ensure that the adviser votes proxies in the best interest of the adviser’s clients;

3.	describe the adviser’s proxy voting procedures to the adviser’s clients and provides copies of the adviser’s proxy voting procedures on request;

4.	set forth the process by which the adviser evaluates the issues presented by a proxy and records the adviser’s decision about how the proxy will be voted;

5.	establish procedures for the identification and handling of proxies that involve material conflicts of interest with the adviser’s clients; and

6.	disclose to the adviser’s clients how the clients may obtain information on how the adviser voted the clients’ proxies.

The Funds also shall disclose to shareholders the policies and procedures that are used to determine how to vote proxies. The Funds include in the Funds’ statement of additional information appropriate summary disclosure regarding the proxy voting policies and procedures of the Funds’ adviser and subadvisers, and any third party retained by the Funds’ investment adviser or sub-adviser to determine how to vote proxies. In addition, as required by the financial statements’ requirements of Form N-1A, the Funds’ financial statements must include a statement that a description of the policies and procedures that the Funds use to vote proxies relating to portfolio securities is available, without charge: (i) upon request, by calling a specified toll-free (or collect) telephone number; or (ii) on the Funds’ website; and (iii) on the SEC website at www.sec.gov.

The Funds also shall file with the SEC, on an annual basis, the complete proxy voting record of each Fund on Form N-PX for the twelve-month period ending June 30th, by no later than August 31st of each year, which Report on Form N-PX shall be executed by the principal executive officer of the each Fund. Each Fund’s proxy voting record on the Form N-PX Report shall be made available by each Fund, without charge, upon request, by calling specified toll-free (or collect) telephone number (but is not available on the Funds’ website). If a Fund receives a telephonic request for the a proxy voting record, the Fund shall send the requested information disclosed in the Fund’s most-recently filed Report on Form N-PX within three (3) business days of the receipt of the request for this information, by first-class mail or other means designed to ensure equally prompt delivery.

Sub-advisers to the Funds must have procedures and internal controls to ensure compliance with proxy voting regulations. Specifically, the sub-advisers must have procedures for the reporting of proxy voting, and communicating changes in proxy voting policies to the Funds. Prior to Board approval of new advisers, the Chief Compliance Officer (“CCO”) reviews the proxy voting policies and procedures of the sub-adviser. The CCO ensures that any inadequate procedures or controls of a sub-adviser are reported to the Board and must be corrected in a timely manner.

Exhibit B

Aberdeen U.S. Registered Advisers

Proxy Voting Policies and Procedures

As of February 8, 2010

The following are proxy voting policies and procedures (“Policies and Procedures”) adopted by affiliated investment advisers registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended (“Advisers Act”), that are subsidiaries of Aberdeen Asset Management PLC (“AAM”); including, specifically, Aberdeen Asset Management Inc., a Delaware Corporation, (“Aberdeen US”), Aberdeen Asset Management Asia Limited, a Singapore Corporation (“Aberdeen Singapore”), Aberdeen Asset Management Limited, an Australian Corporation (“Aberdeen AU”), and Aberdeen Asset Management Investment Services Limited, a UK Corporation (“AAMISL”), (collectively referred to herein as “Aberdeen Advisers” and each an “Aberdeen Adviser”) (collectively with AAM, “Aberdeen”). These Policies and Procedures address proxy voting considerations under U.S. law and regulation and under Canadian securities laws. These Policies and Procedures do not address the laws or requirements of other jurisdictions.

Each of the Aberdeen Advisers provides advisory resources to certain U.S. clients, including substantive advice on voting proxies for certain equity securities. These Policies and Procedures are adopted to ensure compliance by the Aberdeen Advisers with Rule 206(4)-6 under the Advisers Act and other applicable fiduciary obligations under rules and regulations of the SEC and interpretations of its staff with respect to proxies for voting securities held by client portfolios.

Clients may consist of investment companies registered under the Investment Company Act of 1940, as amended (“1940 Act”) (“Funds” and each a “Fund”), and other U.S. residents as well as non-U.S. registered funds or clients. Each Aberdeen Adviser follows these Policies and Procedures for each of its respective U.S. clients as required under the Advisers Act and other applicable law, unless expressly directed by a client in writing to refrain from voting that client’s proxies or to vote in accordance with the client’s proxy voting policies and procedures. Aberdeen Advisers who advise or subadvise the Funds follow both these Policies and Procedures and the proxy voting policies and procedures adopted by the Funds and their respective Boards of Directors or Trustees. Aberdeen Advisers located outside the U.S. may provide proxy voting services to their non-U.S. based clients in accordance with the jurisdiction in which the client is located. Aberdeen US, Aberdeen Singapore and Aberdeen AU will provide proxy voting services to Canadian investment funds in accordance with National Instrument 81-106 – Investment Fund Continuous Disclosure.

I. Definitions

A. “Best interest of clients”. Clients’ best economic interests over the long term that is, the common interest that all clients share in seeing the value of a common investment increase over time. Clients may have differing political or social interests, but their best economic interest is generally uniform.

B. “Material conflict of interest”. Circumstances when an Aberdeen Adviser or any member of senior management, portfolio manager or portfolio analyst knowingly does business with a particular proxy issuer or closely affiliated entity, which may appear to create a material conflict between the interests of the Aberdeen Adviser and the interests of its clients in how proxies of that issuer are voted. A material conflict of interest might also exist in unusual circumstances when Aberdeen has actual knowledge of a material business arrangement between a particular proxy issuer or closely affiliated entity and an affiliate of an Aberdeen Adviser.

II. General Voting Policies

A. Client’s Best Interest. These Policies and Procedures are designed and implemented in a way that is reasonably expected to ensure that proxies are voted in the best interests of clients. Proxies are voted with the aim of furthering the best economic interests of clients, promoting high levels of corporate governance and adequate disclosure of company policies, activities and returns, including fair and equal treatment of stockholders.

B. Shareholder Activism. Aberdeen Advisers seek to develop relationships with the management of portfolio companies to encourage transparency and improvements in the treatment of employees, owners and stakeholders. Thus, Aberdeen Advisers may engage in dialogue with the management of portfolio companies with respect to pending proxy voting issues.

C. Case-by-Case Basis. These Policies and Procedures are guidelines. Each vote is ultimately cast on a case-by-case basis, taking into consideration the contractual obligations under the advisory agreement or comparable document, and all other relevant facts and circumstances at the time of the vote. Aberdeen Advisers may cast proxy votes in favor of management proposals or seek to change the views of management, considering specific issues as they arise on their merits. Aberdeen Advisers may also join with other investment managers in seeking to submit a shareholder proposal to a company or to oppose a proposal submitted by the company. Such action may be based on fundamental, social, environmental or human rights grounds.

D. Individualized. These Policies and Procedures are tailored to suit Aberdeen’s advisory business and the types of securities portfolios Aberdeen Advisers manage. To the extent that clients (e.g., investment companies, corporations, pension plans) have adopted their own procedures, Aberdeen Advisers may vote the same securities differently depending upon clients’ directions.

E. Material Conflicts of Interest. Material conflicts are resolved in the best interest of clients. When a material conflict of interest between an Aberdeen Adviser and its respective client(s) is identified, the Aberdeen Adviser will choose among the procedures set forth in Section IV.B.2. below to resolve such conflict.

F. Limitations. The circumstances under which Aberdeen may take a limited role in voting proxies, include the following:

1. No Responsibility. Aberdeen Advisers will not vote proxies for client accounts in which the client contract specifies that Aberdeen will not vote. Under such circumstances, the clients’ custodians are instructed to mail proxy material directly to such clients or the clients’ designees.

2. Limited Value. An Aberdeen Adviser may abstain from voting a client proxy if the Aberdeen Adviser determines that the effect on shareholders’ economic interests or the value of the portfolio holding is indeterminable or insignificant. Aberdeen Advisers may also abstain from voting the proxies of portfolio companies held in their passively managed funds. Proxies with respect to securities that have been sold before the date of the shareholders meeting and are no longer held by a client generally will not be voted.

3. Unjustifiable Costs. An Aberdeen Adviser may abstain from voting a client proxy for cost reasons (e.g., non-U.S. securities).

4. Securities Lending Arrangements. If voting securities are part of a securities lending program, Aberdeen may be unable to vote while the securities are on loan.

5. Share Blocking. Certain jurisdictions may impose share blocking restrictions at various times which may prevent Aberdeen from exercising its voting authority.

6. Special Considerations. Aberdeen’s responsibilities for voting proxies are determined generally by its obligations under each advisory contract or similar document. If a client requests in writing that an Aberdeen Adviser vote its proxy in a manner inconsistent with these Policies and Procedures, the Aberdeen Adviser may follow the client’s direction or may request that the client vote the proxy directly.

G. Sources of Information. The Aberdeen Advisers may conduct research internally and/or use the resources of an independent research consultant. The Aberdeen Advisers may consider legislative materials, studies of corporate governance and other proxy voting issues, and/or analyses of shareholder and management proposals by a certain sector of companies, e.g., Fortune 500 companies.

H. Subadvisers. To the extent that an Aberdeen Adviser may rely on subadvisers, whether affiliated or unaffiliated, to manage any client portfolio on a discretionary basis, the Aberdeen Adviser may delegate responsibility for voting proxies to the subadviser. However, such subadvisers will be required either to follow these Policies and Procedures or to demonstrate that their proxy voting policies and procedures are consistent with these Policies and Procedures or otherwise implemented in the best interests of the Aberdeen Advisers’ clients.

I. Availability of Policies and Procedures. Aberdeen Advisers will provide clients with a copy of these Policies and Procedures, as revised from time to time, upon request.

J. Disclosure of Vote. As disclosed in Part II of each Aberdeen Adviser’s Form ADV, a client may obtain information on how its proxies were voted by requesting such information from its Aberdeen Adviser. Aberdeen Advisers do not generally disclose client proxy votes to third parties, other than as required for Funds, unless specifically requested, in writing, by the client.

III. Specific Voting Policies

A. General Philosophy.

· Support existing management on votes on the financial statements of a company and the election of the Board of Directors;

· Vote for the acceptance of the accounts unless there are grounds to suspect that either the accounts as presented or audit procedures used, do not present an accurate picture of company results; and

· Support routine issues such as the appointment of independent auditors, allocation of income and the declaration of stock (scrip) dividend proposals provided there is a cash alternative.

B. Anti-takeover Measures. Aberdeen Advisers vote on anti-takeover measures on a case-by-case basis taking into consideration such factors as the long-term financial performance of the target company relative to its industry competition. Key measures of performance will include the growth rates for sales, operating income, net income and total shareholder returns. Other factors which will be considered include margin analysis, cash flow and debt levels.

C. Proxy Contests for Control. Aberdeen Advisers vote on proxy contests for control on a case-by-case basis taking into consideration such factors as long-term financial performance of the target company relative to its industry, management’s track record, background to the proxy contest, qualifications of director nominees, evaluation of what each side is offering shareholders as well as the likelihood that the proposed objectives and goals can be met, and stock ownership positions.

D. Contested Elections. Aberdeen Advisers vote on contested elections on a case-by-case basis taking into consideration such factors as the qualifications of all director nominees. Aberdeen Advisers also consider the independence of board and key committee members and the corporate governance practices of the company.

E. Executive compensation proposals. Aberdeen Advisers consider such proposals on a case-by-case basis taking into consideration such factors as executive pay and spending perquisites, particularly in conjunction with sub-par performance and employee layoffs.

F. Shareholder Proposals. Aberdeen Advisers consider such proposals on a case-by-case basis. Aberdeen Advisers support those proposals which will improve the company’s corporate governance or business profile at a reasonable cost, but may oppose proposals which result in significant cost being incurred with little or no benefit to the company or its shareholders.

IV. Proxy Voting Procedures

This section applies to each Aberdeen Adviser except to the extent that certain procedures are identified as applicable only to a specific Aberdeen Adviser.

A. Obtain Proxy. Registered owners of record, e.g., trustees or custodian banks, that receive proxy materials from the issuer or its information agent, are instructed to sign physical proxy cards in blank and forward directly to the Global Voting Team based in Scotland (“PA-UK)”. Proxies may also be delivered electronically by custodians using proxy services such as ProxyEdge and Institutional Shareholder Services (“ISS”). Each proxy received is matched to the securities to be voted.

B. Material Conflicts of Interest.

1. Identify the existence of any material conflicts of interest relating to the securities to be voted or the issue at hand. Portfolio managers and research analysts (“Analysts”) and senior management of each Aberdeen Adviser have an affirmative duty to disclose any personal conflicts such as officer or director positions held by them, their spouses or close relatives in the portfolio company or attempts by the portfolio company to exert influence over such person with respect to their vote. Conflicts based on business relationships or dealings of affiliates of any Aberdeen Adviser will only be considered to the extent that the Aberdeen Adviser has actual knowledge of such business relationships.

2. When a material conflict of interest between an Aberdeen Adviser’s interests and its clients’ interests appears to exist, the Aberdeen Adviser may choose among the following options to eliminate such conflict: (1) vote in accordance with these Policies and Procedures if it involves little or no discretion; (2) vote as recommended by a third party service if the Aberdeen Adviser utilizes such a service; (3) “echo vote” or “mirror vote” the proxies in the same proportion as the votes of other proxy holders that are not Aberdeen clients; (4) if possible, erect information barriers around the person or persons making voting decisions sufficient to insulate the decision from the conflict; (5) if practical, notify affected clients of the conflict of interest and seek a waiver of the conflict; or (6) if agreed upon in writing with the client, forward the proxies to affected clients allowing them to vote their own proxies.

C. Analysts. The proxy administration process is carried out by the PA-UK. The PA-UK ensures that each proxy statement is directed to the appropriate Analyst. If a third party recommendation service has been retained, the PA-UK will forward the proxy statement to the Analyst with the recommendation highlighted. The Analyst will determine whether to vote as recommended by the service provider or to recommend an alternative and shall advise the PA-UK .. The Analyst may consult with the PA-UK as necessary. If the Analyst recommends voting against the third party recommendation, he or she is responsible for documenting the reasons for such recommendation and that no conflict of interest influenced such recommendation. If no third party recommendation service is utilized or if no recommendation is provided, the Analyst is responsible for documenting the rationale for his or her vote recommendation.

D. Vote. The following describes the breakdown of responsibilities between the PA-UK and the Corporate Governance Group (“CGG”) in voting portfolio securities and the extent to which the Aberdeen Advisers rely on third party service providers.

The PA-UK is responsible for ensuring that votes for Aberdeen Advisers’ clients are cast in a timely fashion and in accordance with these Policies and Procedures. In addition, the PA-UK is primarily responsible for administering proxy votes for the US and Canadian Funds which are advised or sub-advised by the Aberdeen Advisers.

Responsibility for considering the substantive issues relating to any vote and for deciding how shares will be voted resides with the relevant Analyst.

In the event that a material conflict of interest is identified by an Analyst, decisions on how to vote will be referred to the Corporate Governance Group (“CGG”). The CGG includes the Chief Investment Officer, the head of the Socially Responsible Research, and representatives from portfolio management teams. The CGG meets as needed to consider material conflicts of interest or any other items raising unique issues. If the CGG determines that there is no material conflict of interest, the vote recommendation will be forwarded to the PA-UK. If a material conflict of interest is identified, the CGG will follow the conflict of interest procedures set forth in Section IV.B.2., above.

The PA-UK helps facilitate and coordinate proxy voting for U.S. clients of the Aberdeen Advisers. The Aberdeen Advisers have engaged ProxyEdge, a third party service provider, to cast votes electronically for certain clients and to maintain records of such votes electronically. Aberdeen has also engaged ISS, a third party service provider, to provide (1) notification of impending votes; (2) research into non-routine votes, including shareholder resolutions; (3) voting recommendations which may be viewed on-line; and (4) web-based voting. In the absence of any material conflict of interest, the Aberdeen Advisers may either vote in accordance with the ISS recommendation or decline to follow the ISS recommendation based on its own view of the agenda item provided that decisions to vote contrary to the ISS recommendation are documented as set forth in Section IV.C., above. In the event of a material conflict of interest, the Aberdeen Advisers will follow the procedures outlined in Section IV.B.2, above.

E. Review. PA-UK are responsible for ensuring that proxy materials are received in a timely manner and reconciled against holdings on the record date of client accounts over which the Aberdeen Adviser has voting authority to ensure that all shares held on the record date, and for which a voting obligation exists, are voted.

V. Documentation, Recordkeeping and Reporting Requirements

A. Documentation.

Each Adviser’s Chief Compliance Officer is responsible for implementing and updating these Policies and Procedures;

The PA-UK is responsible for:

1.	Overseeing the proxy voting process;

2.	Consulting with portfolio managers/analysts for the relevant portfolio security; and

3.	Maintaining manual proxy voting records, if any, and overseeing and reviewing voting execution and recordkeeping by third party providers such as ISS and ProxyEdge.

B. Record Keeping.

1. Each Aberdeen Adviser maintains or procures the maintenance of records of all proxies it has voted. As permitted by Rule 204-2(c), electronic proxy statements and the record of each vote cast by each client account will be maintained by either ISS or Proxy Edge, depending on the client account.

A US Fund’s proxy voting record must be filed with the SEC on Form N-PX. Form N-PX must be completed and signed in the manner required, containing a fund’s proxy voting record for the most recent twelve-month period ended June 30th (beginning August 31, 2004). If an Aberdeen Adviser delegates this reporting responsibility to a third party service provider such as ISS or Proxy Edge, it will ensure that the third party service provider files Form N-PX accordingly. Aberdeen Advisers shall obtain and maintain undertakings from both ISS and Proxy Edge to provide it with copies of proxy voting records and other documents relating to its clients’ votes promptly upon request. Aberdeen Advisers, ISS and Proxy Edge may rely on the SEC’s EDGAR system to keep records of certain proxy statements if the proxy statements are maintained by issuers on that system (e.g., large U.S.-based issuers).

2. As required by Rule 204-2(c), such records will also include: (a) a copy of the Policies and Procedures; (b) a copy of any document created by the Aberdeen Adviser that was material to making a decision on how to vote proxies on behalf of a client or that memorializes the basis for that decision; and (c) each written client request for proxy voting records and the Aberdeen Adviser’s written response to any (written or oral) client request for such records.

3. Duration. Proxy voting books and records will be maintained in an easily accessible place for a period of five years, the first two in an appropriate office of the Aberdeen Adviser.

C. Reporting. The Aberdeen Advisers will initially inform clients of these Policies and Procedures by summary disclosure in Part II of their respective Forms ADV. Upon receipt of a client’s request for more information, the Aberdeen Advisers will provide to the client a copy of these Policies and Procedures and/or, in accordance with the client’s stated requirements, how the client’s proxies were voted during the period requested subsequent to the adoption of these Policies and Procedures. Such periodic reports, other than those required for Funds, will not be made available to third parties absent the express written request of the client. However, to the extent that any Aberdeen Adviser may serve as a subadviser to another adviser to a Client, such Aberdeen Adviser will be deemed to be authorized to provide proxy voting records on such Client accounts to such other adviser.

For Canadian investment funds, Aberdeen US, Aberdeen AU and Aberdeen Singapore will assist in preparing annual proxy voting records for the period ending June 30 of each year and will post an annual proxy voting record on each Canadian investment fund’s website no later than August 31 of each year. Upon receipt of a client or securityholder’s request, Aberdeen US, Aberdeen AU or Aberdeen Singapore will make available a copy of these Policies and Procedures and the Canadian investment fund’s proxy voting record, without charge, to any client or securityholder upon a request made by the client or securityholder after August 31.

D. Review of Policies and Procedures. These Policies and Procedures will be subject to review on a periodic basis as deemed appropriate by the Aberdeen Advisers. Any questions regarding the Policies and Procedures should be directed to the Compliance Department of the respective Aberdeen Adviser.